UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2015
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 10, 2015, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Mr. Michael J. Burdiek to serve on the Board, effective September 10, 2015. Mr. Burdiek will serve as a Class I Director, with a term expiring at the Company's annual meeting of stockholders to be held in 2018. Mr. Burdiek was also appointed to the Board’s Audit Committee, effective September 10, 2015. In connection with this appointment, Mr. Tim Wilson resigned from the Board and the Audit Committee on September 10, 2015, effective immediately prior to Mr. Burdiek’s appointment.
Mr. Burdiek has served as the president and chief executive officer and also as a member of the Board of Directors of CalAmp since 2011. From 2006 to 2011, Mr. Burdiek held various positions at CalAmp, a global provider of wireless communications solutions, including president of CalAmp’s Wireless DataCom segment and president and chief operating officer. Prior to joining CalAmp, Mr. Burdiek was the president and CEO of Telenetics Corporation, a manufacturer of data communications products. From 1987 to 2003, Mr. Burdiek held a variety of technical and general management positions with Comarco Inc., most recently as senior vice president and general manager of Comarco's Wireless Test Systems unit. Mr. Burdiek holds a master’s degree in business administration and a master’s degree in electrical engineering from California State University, Fullerton, and a bachelor’s degree in electrical engineering from Kansas State University.
There are no understandings or arrangements between Mr. Burdiek and any other person pursuant to which Mr. Burdiek was selected to serve as a director of the Company. There are no relationships between Mr. Burdiek and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Mr. Burdiek will receive compensation in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”), including under the Company’s 2014 Equity Incentive Plan (the “Plan”). On September 10, 2015, the Board amended the Policy such that newly appointed non-employee directors no longer receive a new director restricted stock unit (“RSU”) grant with a grant date fair value of $300,000. Instead, newly appointed non-employee directors will receive a prorated portion of the annual RSU grant made to non-employee directors with a grant date fair value of $150,000 (based on the per share closing market price of the Company’s common stock on the date of grant, which, for continuing directors, is the date of the Company’s annual meeting, and for new directors, is the date the director commences service). In accordance with the amended Policy, on September 10, 2015, the Board granted to Mr. Burdiek 26,809 RSUs, which is equal to $100,000 (the prorated grant date fair value based on the date Mr. Burdiek began his service as a director) divided by $3.73 (the per share closing price of the Company’s common stock on September 10, 2015), rounded down to the nearest whole RSU.
Effective September 10, 2015, the Company entered into an indemnification agreement with Mr. Burdiek in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Mr. Burdiek to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: September 14, 2015	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer